Exhibit 99.2

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
May 31, 2005	Media: Patricia Cameron 318.388.9674
patricia.cameron@centurytel.com
Investors: Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Announces Repurchase of 12.9 Million Shares

MONROE, La. . . . CenturyTel, Inc. (NYSE Symbol: CTL) announced today that it has repurchased 12.9 million shares of its outstanding common stock from affiliates of J.P. Morgan Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC. The Company purchased these shares at an average initial price of $32.34 per share, or $416.5 million in the aggregate, under accelerated share repurchase agreements. The common shares repurchased by CenturyTel have been retired.

As discussed in CenturyTel's May 13, 2005 press release, these investment banks are expected to repurchase an equivalent number of shares in the open market in the coming months. Once these repurchases are complete, the Company may receive or be required to pay a price adjustment (payable in either shares or cash) based principally on the actual cost of the shares repurchased by the investment banks.

CenturyTel's share repurchases mitigate the dilution associated with its issuance on May 16, 2005 of 12.9 million shares in connection with the Company's settlement of its previously outstanding Equity Units.

CenturyTel retains authority to purchase additional common stock under its $200 million repurchase program announced in February 2005 (of which approximately $140 million remained available as of March 31, 2005), although it does not intend to use this program while the investment banks are conducting repurchases under the accelerated share repurchase agreements.

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of changes in the trading price of CenturyTel's securities, changes in general market, economic or industry conditions impacting share repurchases, or other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel, Inc. (NYSE: CTL) provides a full range of local, long distance, Internet and broadband services to consumers in 22 states. Included in the S&P 500 Index, CenturyTel is a leading provider of integrated communications services to rural areas and small to mid-size cities in the United States. Visit CenturyTel at www.centurytel.com.

###